Exhibit 10.1

FORM OF MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made as of the      day of             , 2009 (the “Effective Date”), by and between Madison Square Capital, Inc., a Maryland corporation (the “Company”), and MDQ Advisors, LLC, a Delaware limited liability company (the “Manager”).

RECITALS

WHEREAS, the Company is a Maryland corporation that (i) intends to invest principally in adjustable rate, hybrid adjustable-rate and fixed-rate single family residential mortgage pass through securities guaranteed or issued by a U.S. governmental agency or U.S. government-sponsored enterprise and (ii) intends to qualify as a real estate investment trust for federal income tax purposes and will elect to receive the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company desires to retain the Manager to administer the business activities and day-to-day operations of the Company and to perform services for the Company in the manner and on the terms set forth herein and the Manager wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Manager agree as follows:

1. Definitions. Capitalized terms used in this Agreement, and not otherwise defined, shall have the respective meanings assigned to them below:

1.1 “Affiliate” means, when used with reference to a specified Person, any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with the specified Person.

1.2 “Agreement” has the meaning set forth in the Preamble.

1.3 “Board of Directors” means the Board of Directors of the Company.

1.4 “Cause” has the meaning set forth in Section 12.

1.5 “Change of Control” means the occurrence of any of the following:

(i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Manager, taken as a whole, to any Person other than one of its Affiliates; or

(ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities

(within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one of the Manager’s Affiliates, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting capital interests of the Manager.

1.6 “Company” has the meaning set forth in the Preamble.

1.7 “Code” has the meaning set forth in the recitals.

1.8 “Control” (including the correlative meanings of the terms “Controls,” “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other equity interests, by contract or other means.

1.9 “Effective Date” has the meaning set forth in the Preamble.

1.10 “Equity” means, for the purpose of calculating the Management Fee, the value, computed in accordance with GAAP, of the Company’s stockholders equity, adjusted to exclude the effects of unrealized gains or losses, one-time events pursuant to changes in GAAP, and certain non-cash items after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors.

1.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.12 “GAAP” means United States generally accepted accounting principles.

1.13 “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

1.14 “Guidelines” has the meaning set forth in Section 2.1.1.

1.15 “Independent Directors” means a director who is not affiliated, directly or indirectly, with the Manager or the Company, whether by ownership of, ownership interest in, employment by, or any material business or professional relationship with the Manager or the Company (other than solely in the capacity of a director for the Company).

1.16 “Initial Term” has the meaning set forth in Section 10.1.

1.17 “Investment Advisers Act” means the Investment Advisers Act of 1940, as amended from time to time.

1.18 “Investments” means the investments of the Company.

1.19 “Key Principals” means Paul A. Ullman, Elias Katz, Kenneth A. Saverin and Daniel A. Leyden.

1.20 “Management Fee” has the meaning set forth in Section 6.1.

1.21 “Manager” has the meaning set forth in the Preamble.

1.22 “Non-Competition Covenant” has the meaning set forth in Section 3.2.2.

1.23 “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

1.24 “REIT” means real estate investment trust as defined under Section 856 of the Code.

1.25 “REIT Provisions of the Code” means Sections 856 through 860 of the Code.

1.26 “Renewal Term” has the meaning set forth in Section 10.1.

1.27 “Tax Preparer” has the meaning set forth in Section 2.1.13.

1.28 “Termination Fee” has the meaning set forth in Section 10.3.

1.29 “Termination Without Cause” has the meaning set forth in Section 13.

1.30 “Third Parties” has the meaning set forth in Section 3.2.

2. General Duties of the Manager.

2.1 Services to be Provided by the Manager. The Manager, in its capacity as manager of the day-to-day operations of the Company, at all times will be subject to the supervision of the Board of Directors and will have only such functions it is obligated to perform hereunder. To the extent directed by the Board of Directors, the Manager shall provide similar services to any subsidiary of the Company on the same terms and conditions herein. The Manager will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as may be necessary or appropriate, including, without limitation:

2.1.1 serving as the Company’s consultant with respect to the formulation of investment criteria and the preparation of policy guidelines by the Company, any modifications to which shall be approved by the Board of Directors, including a majority of the Independent Directors (such initial guidelines as are attached hereto as Exhibit A, as they may be modified from time to time with such approval, (the “Guidelines”) and other policies for approval by the Board of Directors;

2.1.2 investigating, analyzing and selecting possible investment opportunities;

2.1.3 representing the Company in connection with the purchase, sale and commitment to purchase or sell mortgage-related assets that meet in all material respects the Company’s investment criteria, and managing the Company’s portfolio of assets;

2.1.4 advising the Company and negotiating counterparty agreements, including with third-party lenders for borrowing and hedging transactions;

2.1.5 making available to the Company price information, statistical and economic research, data and analysis regarding the Company’s activities and the services performed for the Company by the Manager;

2.1.6 investing or reinvesting any of the Company’s money in accordance with the Company’s policies and procedures;

2.1.7 providing the executive and administrative personnel, office space and services required in rendering services to the Company, in accordance with and subject to the terms of this Agreement;

2.1.8 administering the Company’s day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management as may be agreed upon by the Manager and the Company, including the collection of the Company’s revenues and the payment of the Company’s debts and obligations from the Company’s accounts, and the maintenance of appropriate computer systems to perform such administrative functions;

2.1.9 advising the Company in connection with policy decisions to be made by the Board of Directors;

2.1.10 supervising the Company’s compliance with the REIT Provisions of the Code and the Company’s maintenance of its status as a REIT;

2.1.11 qualifying and causing the Company to qualify to do business in all applicable jurisdictions and obtaining and maintaining all appropriate licenses;

2.1.12 assisting the Company to retain qualified accountants and tax experts to assist in developing and monitoring appropriate accounting procedures and testing systems;

2.1.13 assisting the Company in its compliance with all federal, state and local regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, documents and filings, if any, required under the Securities Exchange Act of 1934 and other federal and state laws and the regulations thereunder;

2.1.14 assisting the Company in its compliance with federal, state and local tax filings and reports and generally enabling the Company to maintain its status as a REIT, including (i) assembling, maintaining and providing to the firm designated by the Company to prepare tax returns on behalf of the Company and its subsidiaries (the “Tax Preparer”) information and data required for the preparation of federal, state, local and foreign tax returns, any audits, examinations or administrative or legal proceedings related thereto or any contractual tax indemnity rights or obligations of the Company and its subsidiaries and supervising the preparation and filing of such tax returns, the conduct of such audits, examinations or proceedings and the prosecution or defense of such rights, (ii) providing factual data reasonably requested by the Tax Preparer or the Company with respect to tax matters, (iii) assembling, recording, organizing and reporting to the Company data and information with respect to the Investments relative to taxes and tax returns in such form as may be reasonably requested by the Company, (iv) supervising the Tax Preparer in connection with the preparation, filing or delivery to appropriate persons, of applicable tax information reporting forms with respect to the Investments and transactions involving real estate (including, without limitation, information reporting forms, whether on Form 1099 or otherwise with respect to sales, interest received, interest paid, partnership reports and other relevant transactions); it being understood that, in the context of the foregoing, the Company shall rely on its own tax advisers in the preparation of its tax returns and the conduct of any audits, examinations or administrative or legal proceedings related thereto and that, without limiting the Manager’s obligation to provide the information, data, reports and other supervision and assistance provided herein, the Manager will not be responsible for the preparation of such returns or the conduct of such audits, examinations or other proceedings;

2.1.15 assisting the Company in the maintenance of an exemption from the Investment Company Act and monitoring the Company’s compliance with the requirements for maintaining an exemption from the Investment Company Act;

2.1.16 coordinating and managing the operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment collaborators;

2.1.17 advising the Company as to its capital structure and capital raising activities;

2.1.18 evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company, consistent with such strategies, as so modified from time to time, with the Company’s status as a REIT, and with the policies established by the Board of Directors;

2.1.19 monitoring the operating performance of the Investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

2.1.20 handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations, subject to the approval of the Company;

2.1.21 engaging and supervising, on behalf of the Company and at the Company’s expense, the following, without limitation: independent contractors to provide investment banking services, leasing services, mortgage brokerage services, securities brokerage services, other financial services, and such other services as may be deemed by the Manager or the Company to be necessary or advisable from time to time;

2.1.22 using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

2.1.23 performing such other services as may be required from time to time for management of the Company and other activities relating to the assets of the Company as the Company shall reasonably request or the Manager shall deem appropriate under the particular circumstances consistent with the terms of this Agreement; and

2.1.24 using commercially reasonable efforts to cause the Company to comply with all applicable laws.

2.2 Obligations of the Manager; Restrictions.

2.2.1 Verify Conformity with Acquisition Criteria. The Manager shall refrain from any action that does not comply with the Guidelines adopted by the Board of Directors as in effect from time to time during the term hereof. The Board of Directors will periodically review the Guidelines and the Company’s portfolio of Investments but will not review each proposed investment. If a majority of the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, can be taken and the Manager will undertake such corrective action as directed by the Independent Directors.

2.2.2 Restrictions. The Manager acknowledges that the Company intends to conduct its operations so as (i) to qualify as a REIT, and (ii) not to become regulated as an investment company under the Investment Company Act. The Manager agrees to use commercially reasonable efforts to cooperate with the Company’s efforts to conduct its operations so as to qualify as a REIT and not to become regulated as an investment company under the Investment Company Act. The Manager shall refrain from any action which, in its sole judgment made in good faith in consultation with legal counsel, (A) would adversely affect the status of the Company or, if applicable, any subsidiary of the Company as a REIT, (B) would adversely affect the Company’s exclusion from status as an investment company under the Investment Company Act, (C) is not in compliance with the Guidelines or (D) would violate any material law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any such subsidiary or which would otherwise not be permitted by the Company’s or such subsidiary’s Governing Instruments or any agreements provided to the Manager. If the Manager is directed to take any such action by the Board of Directors (including, without limitation, any corrective action directed to be taken by the Independent Directors pursuant to Section 2.2.1), the Manager shall promptly notify the Company of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments; operating policies adopted by the Company; or any agreements provided to the Manager. Notwithstanding the foregoing or anything else contained herein to the contrary, the Manager, its managers, officers, members and employees shall not be liable to the Company, any subsidiary of the Company, the Independent Directors or any stockholders of the Company or any of its subsidiaries for any act or omission by the Manager, its managers, officers, members or employees except as provided in Section 8 of this Agreement.

2.2.3 Interested Transactions. The Manager shall not (i) consummate any transaction which would involve the acquisition by the Company of an asset in which the Manager or any Affiliate thereof has an ownership interest or the sale by the Company of an asset to the Manager or any Affiliate thereof, (ii) cause the Company to pay, or become liable to the Manager for, any amounts not specifically provided for herein, or (iii) under circumstances where the Manager is subject to an actual or potential conflict of interest, in the reasonable judgment of the Manager, because it manages both the Company and another Person (not an Affiliate of the Company) with which the Company has a contractual relationship, take any action constituting the granting to such Person of a waiver, forbearance or other relief, or the enforcement against such Person of remedies, under or with respect to the applicable contract, unless such transaction or action, as the case may be and in each case, is approved by a majority of the Independent Directors.

2.2.4 Portfolio Transactions. In placing portfolio transactions and selecting brokers or dealers, the Manager shall endeavor to obtain on behalf of the Company commercially reasonable terms. In assessing commercially reasonable terms for any transaction, the Manager shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.

2.2.5 Reports. As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company, prepare, or cause to be prepared, with respect to any Investment, reports and other information with respect to such Investment as may be reasonably requested by the Board of Directors. The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with its Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm. The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the investment criteria and policies approved by the Board of Directors.

2.2.6 Fidelity Bond. During the term of this Agreement, the Manager shall obtain and maintain a fidelity bond in such amount and with an issuer as the Manager shall determine, which shall cover, among other things, losses resulting directly from dishonest or fraudulent acts committed by an employee of the Manager and certain other losses. The premium for such bond shall be paid by the Manager or its Affiliates.

2.2.7 Insurance Coverage. The Manager shall maintain reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage. The premium for such insurance shall be paid by the Manager or its Affiliates.

2.2.8 Internal Controls. The Manager shall (i) establish and maintain a system of internal accounting and financial controls designed to provide reasonable assurance of the reliability of financial reporting, the effectiveness and efficiency of operations and compliance with applicable laws, (ii) maintain records for each Investment on a GAAP basis, (iii) develop accounting entries and reports required by the Company to meet its reporting requirements under applicable laws, (iv) consult with the Company with respect to proposed or new accounting/reporting rules identified by the Manager or the Company and (v) prepare quarterly and annual financial statements as soon after the end of each such period as may be reasonably requested and general ledger journal entries and other information necessary for the Company’s compliance with applicable laws and in accordance with GAAP and cooperate with the Company’s independent accounting firm in connection with the auditing or review of such financial statements, the cost of any such audit or review to be paid by the Company.

2.2.9 Management Letters. The Manager shall provide to the Company as soon after the end of each quarter or year as may be reasonably requested (within deadlines required for the Company to comply with applicable legal requirements) by the Company, a completed management questionnaire letter to the Board of Directors, in such form as the Company may reasonably request on accounting, reporting, internal controls and disclosure issues in support of any management representation letter to be issued by the Company to its independent accounting firm.

2.3 Cooperation of the Company. The Company agrees to take all actions reasonably required to permit the Manager to carry out its duties and obligations under this Agreement. The Company further agrees to make available to the Manager all materials reasonably requested by Manager to enable the Manager to satisfy its obligations to deliver financial statements and any other information or reports with respect to the Company.

3. Devotion of Time; Additional Activities of the Manager and its Affiliates.

3.1 Devotion of Time. The Manager will provide the Company with a management team, which may include a Chief Executive Officer, President, and Chief Financial Officer, and other support personnel, to provide the management services to be provided by the Manager to the Company hereunder, the members of which team shall devote such of their time to the management of the Company as the Board of Directors reasonably deems necessary and appropriate, commensurate with the level of activity of the Company from time to time.

3.2 Other Activities; Competition.

3.2.1 The Manager, or any Affiliate of the Manager, may act as manager for any other persons, firms or corporations other than the Company (including any investment company) (hereinafter collectively referred to as “Third Parties”, the investment objectives or policies of which are similar to those of the Company and the Manager or any such Affiliate may buy, sell or trade any securities or commodities or real estate for their own accounts or for the account of others for whom the Manager or any such Affiliate may be acting. Notwithstanding the foregoing, the Company shall have the benefit of the Manager’s best judgment and effort in rendering services and, in furtherance of the foregoing, the Manager shall not undertake activities which, in its good faith judgment, will substantially and adversely affect the performance of its obligations under this Agreement.

3.2.2 Until the later of (i) the expiration of a period of thirty-six (36) months after the effectiveness of the registration statement filed in connection with the Company’s initial public offering or (ii) the termination of this Agreement, the Manager shall not, directly or indirectly, sponsor, manage or provide management services and support to any entity or fund that has a long-term investment strategy that focuses exclusively on Agency securities (the “Non-Competition Covenant”); provided, however, that this Non-Competition Covenant shall be void and of no force and effect immediately upon expiration of the Initial Term if the Company elects not to renew this Agreement pursuant to Section 10.1 (unless the Company determines, in its sole discretion, to pay the Manager a Termination Fee in connection with such non-renewal). The Manager may, however, on behalf of itself and its Affiliates and clients, continue to invest in Agency securities and manage capital that has an investment strategy that overlaps, in part, with the Company’s investment strategy and from time to time may have a substantial portion of its investment portfolios in Agency securities.

3.3 Allocation of Investment Opportunities’ and Aggregation Policy.

3.3.1 The Company and the Manager agree that to the extent the Company provides management services to Third Parties with investment objectives similar to the Company, and the Manager identifies an investment opportunity or opportunities suitable for the Company and one or more Third Parties, and such investment is of a size that requires an allocation of such investment between the Company and one or more Third Parties, the Manager will allocate such investment in a fair and equitable manner and will take into account the following considerations: (i) the primary investment strategy and the particular stage in portfolio development within each company managed by the Manager; (ii) the effect of the potential acquisition on the diversification of each company’s portfolio’s investments by coupon, purchase price, size, prepayment characteristics, and leverage; (iii) the cash requirements of each company’s portfolio; (iv) the anticipated cash flow of each company’s portfolio; and (iv) the amount of funds available to each company’s portfolio and the length of time such funds have been available for investment. The parties hereto acknowledge that information and recommendations provided by the Manager to the Company may be different from the information and recommendations supplied by the Manager or its Affiliates to Third Parties. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager to any Third Parties. On a quarterly basis, subject to preexisting contractual confidentiality obligations owed by the Manager to Third Parties, the Manager will provide to the Independent Directors all information available or reasonably requested by the Independent Directors with respect to allocation decisions the Manager has made to allocate investment opportunities between the Company and Third Parties, if any, and discuss with the Independent Directors the portfolio needs of each managed company for the next quarter to determine prospectively whether any asset allocation conflict is likely to occur and the proposed resolution of any such conflict.

3.3.2 The parties hereto agree that (i) the Manager may aggregate transactions by the Company and other clients of the Manager and its affiliates in circumstances where the Manager reasonably believes such aggregation would result in best execution, (ii) no account will be favored over any other account and each account that participated in aggregated orders will participate at the average price acquired for all transactions on a given business day, (iii) each account’s books and records will separately reflect, where orders are aggregated, the securities held by and bought and sold for each account, (iv) funds of participating accounts whose orders are aggregated will be deposited with one or more banks or broker/dealers, and any cash attributable to the accounts will not be held collectively for the respective owners any longer than is commercially necessary to settle the purchase or sale in question on a delivery versus payment basis and (v) no party will receive additional compensation or remuneration of any kind as a result of the aggregation procedure.

4. Bank Accounts. At the direction of the Company, the Manager may establish and maintain one or more bank accounts in the name of the Company or any subsidiary of the Company, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Company may approve. The Manager shall from time to time render appropriate accountings of such collections and payments to the Company and, upon request, to the auditors of the Company or any subsidiary of the Company.

5. Records; Confidentiality. The Manager shall maintain appropriate books of account and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any subsidiary of the Company at any time during normal business hours. Except in the ordinary course of business of the Company, the Manager shall keep confidential any and all information it obtains from time to time in connection with the services it renders under this Agreement and shall not disclose any portion thereof to non-affiliated third parties, except with the prior written consent of the Company, which shall not be unreasonably withheld or delayed.

6. Compensation of the Manager.

6.1 Management Fee. For the Manager’s services rendered under this Agreement, the Company shall pay the Manager a management fee (the “Management Fee”).

6.2 The Management Fee shall be calculated and paid monthly in arrears, equal to 1/12th of 1.25% (per annum) of Equity. For purposes of calculating the Management Fee, Equity shall be determined as of the last day of the applicable month.

6.2.1 The Manager shall compute the Management Fee within fifteen (15) business days after the end of each month and shall promptly deliver such calculation to the Board of Directors for review. The Company is obligated to pay the Management Fee within five (5) business days following the delivery to the Company of the Manager’s written statement setting forth the computation of the Management Fee for such month.

6.2.2 The Manager shall use the proceeds from the Management Fee in part to pay the compensation of its officers and employees who, notwithstanding that certain of them also are Company officers, receive no cash compensation directly from the Company.

7. Expenses of the Manager and the Company.

7.1 Expenses of the Manager. Without regard to the compensation received under this Agreement by the Manager, the Manager shall bear the following expenses:

7.1.1 employment expenses of the personnel employed by the Manager and/or its Affiliates (including, but not limited to, officers of the Company employed by the Manager and/or its Affiliates), including, but not limited to, salaries, wages, payroll taxes and the cost of employee benefit plans of such personnel;

7.1.2 rent, telephone, utilities, office furniture, equipment, machinery, and other office expenses of the Manager and/or its Affiliates other than that required for the Company’s day-to-day operations;

7.2 Expenses of the Company. The Company or any subsidiary of the Company shall pay all of its expenses except those that are the responsibility of the Manager pursuant to Section 7.1 of this Agreement, and without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Company or any subsidiary of the Company shall be paid by the Company and shall not be paid by the Manager or Affiliates of the Manager:

7.2.1 expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Investments;

7.2.2 costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered to the Company by providers retained by the Manager or, if provided by the Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

7.2.3 the compensation and expenses of the Company’s directors and the cost of liability insurance to indemnify the Company’s directors and officers;

7.2.4 costs associated with the establishment and maintenance of any of the Company’s credit or other indebtedness (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;

7.2.5 expenses connected with communications to holders of the Company’s securities or of its subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing of the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the stockholders of the Company;

7.2.6 costs associated with any computer software or hardware, electronic equipment or purchased information technology or analytical services from third-party vendors to the extent used for the Company;

7.2.7 expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of the Company’s repurchase agreements or any of the Company’s securities offerings;

7.2.8 costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses to the extent used for the Company;

7.2.9 compensation and expenses of the Company’s custodian and transfer agent, if any;

7.2.10 the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

7.2.11 all taxes and license fees;

7.2.12 all insurance costs incurred in connection with the operation of the Company’s business, except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;

7.2.13 costs and expenses incurred in contracting with third parties, including Affiliates of the Manager;

7.2.14 all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

7.2.15 expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for the Company or its investments separate from the office or offices of the Manager;

7.2.16 expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company’s securities or of its subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

7.2.17 any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any subsidiary, or against any trustee, director, partner, member or officer of the Company or of any subsidiary in his capacity as such for which the Company or any subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency;

7.2.18 services being provided by Highland Financial Holdings Group, LLC pursuant to that certain Services Agreement effective as of the closing date of the Company’s initial public offering (the “Services Agreement”), or similar services; and

7.2.19 all other expenses actually incurred by the Manager (except as described in Section 7.1 of this Agreement), which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

7.3 Expense Reports; Reimbursement to the Manager. The Manager shall prepare a report documenting the expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such statement to the Board of Directors within fifteen (15) business days after the end of each calendar month. Expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager within five (5) business days following the delivery to the Company of the Manager’s report of expenses for such month. Expense reimbursement to the Manager shall be subject to Section 7.3 hereof and adjustment at the end of each fiscal year in connection with the annual audit of the Company.

8. Limits of Manager Responsibility. The Manager assumes no responsibility under this Agreement other than to render the services specifically called for under this Agreement and shall not be responsible for any action of the Company in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 2.2.2 of this Agreement. The Manager, its managers, officers, members and employees will not be liable to the Company, any issuer of Investments, any subsidiary of the Company, its stockholders or any of its subsidiary’s stockholders or the Independent Directors for any acts or omissions, errors of judgment or mistakes of law by the Manager, its managers, officers, members or employees under or in connection with this Agreement, except by reason of acts or omissions, errors of judgment or mistakes of law constituting willful misconduct, gross negligence or fraud. The Company and its subsidiaries shall reimburse, indemnify and hold harmless the Manager, its managers, officers, members and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, attorneys’ fees) in respect of or arising from any acts or omissions, errors of judgment or mistakes of law of the Manager, its managers, officers, members and employees made in the performance of the Manager’s duties under this Agreement or pursuant to any underwriting agreement or similar agreement to which Manager is a party in connection with any debt or equity sales of the Company’s securities and not constituting willful misconduct, gross negligence or fraud. The Manager shall be further indemnified by the Company as an agent of the Company to the maximum extent permissible in accordance with the terms of the Company’s Governing Instruments.

The Manager shall reimburse, indemnify and hold harmless the Company, its directors, officers, stockholders and employees of and from any and all expenses, losses, damages,

liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, attorneys’ fees) in respect of or arising from the Manager’s willful misconduct, gross negligence or fraud.

9. No Joint Venture. The Company and the Manager are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on any of them. The Manager is an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company.

10. Term; Renewal; Termination Fee.

10.1 Term. This Agreement shall commence on the Effective Date and shall continue in force until the second anniversary of the Effective Date (the “Initial Term”) and thereafter shall be automatically extended for additional one (1) year terms (each, a “Renewal Term”) without further action unless one party delivers written notice of non-renewal to the other party at least 180 days prior to the end of the then-applicable term.

10.2 Periodic Review by Independent Directors. The Independent Directors shall review the Manager’s performance periodically, including any fees payable pursuant to the Services Agreement. Following the Initial Term, the Agreement may be terminated upon the affirmative vote of at least two-thirds of the Independent Directors, based upon (i) unsatisfactory performance that is materially detrimental to the Company or (ii) a determination that the management fees payable to the Manager are not fair; provided however, that the Manager shall have the right to prevent such a termination pursuant to clause (ii) by accepting a reduction of management fees agreed to by at least two-thirds of the Independent Directors and the Manager. If the Company elects to terminate the Agreement in accordance with this Section 10.2, it must provide not less than 180 days’ prior written notice to the Manager.

10.3 Termination Fee. If this Agreement is terminated by (i) the Company for any reason other than for Cause (in accordance with Section 12), or (ii) by the Manager in accordance with Section 11.2, then the Company, in addition to its obligations under Section 15, shall pay the Manager a termination fee in an amount equal to three times the average annual Management Fee earned by the Manager during the 24-month period immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination (the “Termination Fee”). The Company also may, in its sole discretion, elect to pay the Termination Fee in the event that this Agreement expires at the end of the Initial Term as a result of the Company’s election to not renew this Agreement pursuant to Section 10.1. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement. In the event of a termination that triggers the Company’s obligation to pay the Termination Fee to the Manager, such Termination Fee shall be paid within thirty (30) days following the effective date of the termination.

11. Termination by the Manager.

11.1 The Manager may terminate the Agreement, without triggering payment of the Termination Fee, if (i) the Company becomes an investment company under the Investment Company Act or (ii) the Manager declines to renew the Agreement by providing the Company with 180 days’ prior written notice.

11.2 The Manager may terminate the Agreement, which termination will trigger payment of the Termination Fee, if the Company has breached this Agreement in any material respect, the Manager provides 60 days’ written notice of such breach and the Company fails to cure such breach within thirty (30) days of receiving written notice.

12. Termination by Company for Cause. At the option of the Company, this Agreement shall be and become terminated upon thirty (30) days’ written notice of termination from the Company to the Manager if any of the following events shall occur (termination for any of such events shall constitute termination for “Cause”):

12.1 if a majority of the Independent Directors determines that the Manager has breached this Agreement in any material respect and, after written notice of such violation, the Manager has failed to cure such breach within thirty (30) days;

12.2 the Manager engages in any act of fraud or embezzlement against the Company,

12.3 there is an event of any gross negligence or willful misconduct on the part of the Manager in the performance of its duties under this Agreement that is materially detrimental to the Company;

12.4 the Manager dissolves (unless the Independent Directors have previously approved a successor);

12.5 the Manager undergoes a Change of Control without consent of a majority of the Independent Directors; or

12.6 there is entered an order for relief or similar decree or order with respect to the Manager by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; or the Manager (i) ceases, or admits in writing its inability, to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (ii) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Manager and continue undismissed for thirty (30) days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against the Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for thirty (30) days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for thirty (30) days; provided, however, that in the event the Manager becomes the subject of a case under federal bankruptcy or similar federal or state laws and remains in possession of its property and continues to operate its business (as a debtor in possession or otherwise), the Company shall not have the option to terminate this Agreement unless the Independent Directors determine in good faith that as a result of such proceeding the Manager cannot reasonably be expected to fulfill its obligations under this Agreement. If any of the events specified in this Section shall occur, the Manager shall give prompt written notice thereof to the Company upon the happening of such event.

13. Termination by the Company Not For Cause. Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term and upon 180 days’ prior written notice to the Manager (the “Termination Notice”), the Company may, without Cause terminate this Agreement (a “Termination Without Cause”). In connection with any Termination Without Cause, the Manager shall cooperate with the Company in executing an orderly transition of the management of the Company’s assets to a new manager.

14. Assignments. This Agreement shall terminate automatically in the event of its assignment, by operation of law or otherwise, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors; provided, however, that no such consent shall be required in the case of an assignment by the Manager to an entity whose day-to-day operations are managed and supervised by two or more of the Key Principals, one of whom must be Paul A. Ullman. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to an entity which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

15. Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 10, 11, 12, 13 or 14 of this Agreement, except as otherwise specified in Section 10.3 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid the Management Fees under Section 6 accruing to the date of termination and due but unpaid expense reimbursements under Section 7 hereof. Upon such termination, the Manager shall forthwith:

15.1 after deducting any accrued Management Fees and reimbursement for its expenses to which it is then entitled, pay over to the Company or any subsidiary of the Company all money collected and held for the account of the Company or any subsidiary of the Company pursuant to this Agreement;

15.2 deliver to the Company a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Company or any subsidiary of the Company; and

15.3 deliver to the Company all property and documents of the Company or any subsidiary of the Company then in the custody of the Manager.

16. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any subsidiary of the Company held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or such subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any subsidiary of the Company any money or other property then held by the Manager for the account of the Company or any subsidiary of the Company under this Agreement, the Manager shall release such money or other property to the Company or such subsidiary of the Company within a reasonable period of time, but in no event later than the later to occur of (i) three (3) business days following such request and (ii) the earliest time following such request that remittance will not cause the Manager to violate any law or breach any agreement to which it or the Company is a party. The Manager shall not be liable to the Company, any subsidiaries of the Company, the Independent Directors, or the Company’s or its subsidiaries’ stockholders for any acts performed or omissions to act by the Company or any subsidiary of the Company in connection with the money or other property released to the Company or any subsidiary of the Company in accordance with this Section 16 and not constituting willful misconduct, gross negligence or fraud. The Company and any subsidiary of the Company shall indemnify the Manager, its managers, officers, members and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, attorneys’ fees), which arise in connection with the Manager’s release of such money or other property to the Company or any subsidiary of the Company in accordance with the terms of this Section 16 unless such expenses, losses, damages, liabilities, demands, charges and claims arise in connection with acts or omissions which constitute willful misconduct, gross negligence or fraud. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 8 of this Agreement.

17. Representations and Warranties.

17.1 Company in Favor of the Manager. The Company hereby represents and warrants to the Manager as follows:

17.1.1 Due Formation. The Company is duly organized, validly existing and in good standing under the laws of Maryland, has the power to own its assets and to transact the business in which it is now engaged. The Company does not do business under any fictitious business name.

17.1.2 Power and Authority. The Company has the power and authority to execute, deliver and perform this Agreement and all obligations required under this Agreement and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required under this Agreement. Except as shall have been obtained, no consent of any other person, including, without limitation, stockholders, partners and creditors, as applicable, of

Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required under this Agreement. This Agreement has been, and each instrument or document required under this Agreement will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required under this Agreement when executed and delivered under this Agreement will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

17.1.3 Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and the documents or instruments required under this Agreement will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

17.2 Manager In Favor of Company. The Manager hereby represents and warrants to the Company as follows:

17.2.1 Due Formation. The Manager is duly organized, validly existing and in good standing under the laws of Delaware, has the limited liability company power to own its assets and to transact the business in which it is now engaged. The Manager does not do business under any fictitious business name.

17.2.2 Power and Authority. The Manager has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required under this Agreement and has taken all necessary limited liability company action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required under this Agreement. No consent of any other person including, without limitation, members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required under this Agreement. This Agreement has been and each instrument or document required under this Agreement will be executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required under this Agreement when executed and delivered under this Agreement will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

17.2.3 Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and the documents or instruments required under this Agreement will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the governing instruments of, or any securities issued by, the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage indenture, lease, contract or other agreement, instrument or undertaking.

18. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when (1) delivered by hand, (2) otherwise delivered against receipt therefor, or (3) upon actual receipt of registered or certified mail, postage prepaid, return receipt requested. The parties may deliver to each other notice by electronically transmitted facsimile copies, provided that such facsimile notice is followed within twenty-four (24) hours by any type of notice otherwise provided for in this Section 18. Any notice shall be duly addressed to the parties as follows:

(a)	If to the Company:

Madison Square Capital, Inc.

51 Madison Avenue, Suite 200

New York, NY 10010

Attention: [                    ]

Telecopy: [                    ]

(b)	If to the Manager:

MDQ Advisors LLC

[                    ]

Attention: [                    ]

Telecopy: [                    ]

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.

19. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided in this Agreement.

20. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

21. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other jurisdiction’s conflict of law provisions to the contrary.

22. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

23. Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

24. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

25. Gender. Words used herein regardless of the number and gender specifically used shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

26. Attorneys’ Fees. Should any action or other proceeding be necessary to enforce any of the provisions of this Agreement or the various transactions contemplated hereby, the prevailing party will be entitled to recover its actual reasonable attorneys’ fees and expenses from the non- prevailing party.

27. Amendments. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by all of the parties. The parties hereto expressly acknowledge that no consent or approval of the Company’s stockholders is required in connection with any amendment, modification or change to this Agreement.

28. Authority. Each signatory to this Agreement warrants and represents that he is authorized to sign on behalf of and to bind the party on whose behalf he, she or it is signing.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

“COMPANY”	“MANAGER”

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

Investment Guidelines

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Management Agreement, dated as of January     , 2009, as may be amended from time to time (the “Management Agreement”), by and between Madison Square Capital, Inc., a Maryland corporation (the “Company”), and MDQ Advisors, LLC, a Delaware limited liability company (the “Manager”).

1.	The Company shall not make any investments other than (i) adjustable-rate, hybrid adjustable-rate and fixed-rate single-family residential mortgage pass-through securities guaranteed by U.S. government agencies or issued by U.S. government-sponsored enterprises, (ii) collateralized mortgage obligations guaranteed or issued by a U.S. government agency or U.S. government-sponsored enterprise or (iii) debentures issued directly by U.S. government-sponsored enterprises or the U.S. Treasury and other debt instruments that are guaranteed by the U.S. government or U.S. government-sponsored enterprises.

2.	No investment shall be made that would cause the Company to fail to qualify as a REIT under the Code.

3.	No investment shall be made that would cause the Company to be regulated as an investment company under the Investment Company Act.

4.	A majority of the Independent Directors must approve any transaction between the Company and/or any of its subsidiaries on the one hand and the Manager and/or any of its Affiliates on the other hand.

5.	These Investment Guidelines may be amended, restated, modified, supplemented or waived by the Board of Directors (which must include a majority of the Independent Directors) without the approval of the Company’s stockholders.